Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Amendment No. 1 to Form S-4 of our report dated February 27, 2026, relating to the consolidated financial statements of Cantor Equity Partners I, Inc., as of December 31, 2025 and 2024 and for the years then ended, which includes an explanatory paragraph as to Cantor Equity Partners I, Inc.’s ability to continue as a going concern described in Note 1 to the financial statements, which is contained in that Prospectus. We also consent to the reference to our firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

May 29, 2026